Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made on August 27, 2026

BETWEEN:

(1) SELLER: Millennium Strategic International Limited (“MSI”), of Flat B-C, 1/F Wang Kwong Industrial Building, 45 Hung To Road, Kwun Tong, Kowloon (the “Seller”); and

(2) BUYER: Yee Cheong (1926) Enterprise Company Limited (“YC”) , of Flat B-C, 1/F Wang Kwong Industrial Building, 45 Hung To Road, Kwun Tong, Kowloon (the “Buyer”).

WHEREAS:

(A) The Target Company - Millennium Printing International Limited (“MPI”) is a limited liability company duly incorporated and validly existing under the laws of Hong Kong.

(B) The Seller is the existing shareholder of the Target Company, legally holding 10,000 shares in the Target Company, being all of its issued shares (the “Sale Shares”).

(C) The Buyer wishes to purchase the Sale Shares from the Seller, and the Seller wishes to sell the Sale Shares to the Buyer, on the terms and conditions set out herein.

(D) Separately from this Agreement, certain outstanding balances of the Target Company and certain loans previously advanced by the Buyer are to be settled at Completion under a deed of debt assumption, set-off and release entered into on or about the date of this Agreement (the “Settlement Deed”).

(E) The Buyer is the ultimate shareholder of the group of companies of which the Seller forms part and is therefore a related party of the Seller.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1 – DEFINITIONS

1.1 “Sale Shares” means the 10,000 shares in the Target Company held by the Seller, being all of its issued shares.

1.2 “Purchase Price” means HKD 14,800,000.

1.3 “Settlement Deed” means the deed of debt assumption, set-off and release referred to in Recital (D), to be entered into on or before the Completion Date.

1.4 “Completion Date” means the date on which the completion of the sale and purchase of the Sale Shares takes place in accordance with Article 5.

ARTICLE 2 – TRANSFER OF SALE SHARES

2.1 The Seller agrees to sell, and the Buyer agrees to purchase, the Sale Shares for the Purchase Price of HKD 14,800,000.

2.2 The Sale Shares shall be transferred to the Buyer on the Completion Date, free and clear of all liens, charges, encumbrances and third-party rights.

ARTICLE 3 – PAYMENT OF PURCHASE PRICE (CASH)

3.1 The Buyer shall pay the Purchase Price of HKD 14,800,000 to the Seller in cash by way of bank transfer (or such other means as the parties may agree) on or before the Completion Date.

3.2 Upon receipt of the full amount of HKD 14,800,000, the Seller shall acknowledge in writing that the Purchase Price has been fully paid and discharged.

3.3 For the avoidance of doubt, the Purchase Price shall not be satisfied by way of set-off against any other amount. The Purchase Price is a separate and independent cash payment.

ARTICLE 4 – SETTLEMENT DEED

4.1 Settlement of Outstanding Balances and Loans

The outstanding balances and loans referred to in Recital (D) shall be settled at Completion in accordance with the Settlement Deed. Nothing in this Agreement affects the Settlement Deed, and nothing in the Settlement Deed affects the obligation of the Buyer to pay the Purchase Price under Article 3.

ARTICLE 5 – COMPLETION

5.1 Completion shall take place within seven (7) business days after the date of this Agreement (or such other date as the parties may agree in writing).

5.2 At Completion, the Seller shall deliver to the Buyer:

(a) a duly executed instrument of transfer in respect of the Sale Shares;

(b) the share certificate(s) for the Sale Shares;

(c) a written resolution of the board of directors of the Target Company, in a form satisfactory to the Buyer, approving the transfer of the Sale Shares and registering the Buyer as the shareholder of the Target Company;

(d) a counterpart of the Settlement Deed duly executed by the Seller;

(e) a copy of any written consent or acknowledgement required to be delivered by a third party under the Settlement Deed, duly executed; and

(f) representations and warranties executed by the Seller regarding the legal and beneficial ownership of the Sale Shares.

5.3 At Completion, the Buyer shall:

(a) pay the Purchase Price of HKD 14,800,000 to the Seller in accordance with Article 3;

(b) deliver to the Seller a counterpart of the Settlement Deed duly executed by the Buyer.

5.4 Concurrent Completion

All actions required to be taken and all documents and payments required to be delivered by the parties at Completion shall be deemed to take place simultaneously. No delivery, transfer, release, set-off or other action contemplated to occur at Completion shall be effective unless and until all Completion obligations of both parties have been duly performed or satisfied.

Accordingly, the transfer of the Sale Shares and the settlement effected by the Settlement Deed shall not become effective unless and until the Buyer has satisfied all of its obligations required to be performed at Completion under Clause 5.3.

ARTICLE 6 – CONDITIONS PRECEDENT

6.1 Completion shall be conditional upon the following conditions being satisfied (or waived in writing by the Buyer) on or before the Completion Date:

(a) the representations and warranties of the Seller set forth in Article 7 being true and accurate in all material respects as of the date of this Agreement and as of the Completion Date;

(b) the representations and warranties of the Buyer set forth in Article 8 being true and accurate in all material respects as of the date of this Agreement and as of the Completion Date;

(c) the board of directors of the Target Company having duly approved the transfer of the Sale Shares to the Buyer and the registration of the Buyer as the holder of the Sale Shares, subject to Completion;

(d) the Seller having obtained all corporate approvals required in connection with the transactions contemplated by this Agreement, including, to the extent applicable, approval by the Seller’s board of directors, audit committee or other committee of independent directors;

(e) all consents, approvals, authorizations and waivers of any governmental, regulatory or other competent authority or third party required for the execution, performance or completion of the transactions contemplated by this Agreement having been obtained and remaining in full force and effect, including any approval required under the applicable rules and regulations of The Nasdaq Stock Market LLC;

(f) to the extent required by applicable law, the rules and regulations of The Nasdaq Stock Market LLC, the Seller’s organizational documents or otherwise, the Seller having obtained approval of its shareholders in respect of the transactions contemplated by this Agreement;

(g) there being no applicable law, regulation, judgment, injunction, order or other legal or regulatory restriction prohibiting or materially restricting the completion of the transactions contemplated by this Agreement.

6.2 Waiver. The conditions set forth in Clauses 6.1(a) and 6.1(c) may be waived, in whole or in part, by the Buyer in writing, and the condition set forth in Clause 6.1(b) may be waived, in whole or in part, by the Seller in writing.

The conditions set forth in Clauses 6.1(d) through 6.1(g) shall not be waived by the Buyer. No condition requiring an approval, consent or authorization under applicable law, regulation or the rules of any applicable securities exchange may be waived by either party to the extent such approval, consent or authorization is legally required.

6.3 Failure of Conditions

If any condition set forth in this Article 6 has not been satisfied or validly waived on or before the Completion Date, the party entitled to the benefit of such condition may, by written notice to the other party:, postpone Completion to such later date as the parties may agree in writing; or terminate this Agreement without liability to the other party, except in respect of any antecedent breach of this Agreement.

For the avoidance of doubt, the Seller shall not be required to complete the transactions contemplated by this Agreement unless all corporate, regulatory, stock exchange and shareholder approvals required to be obtained by the Seller have been duly obtained.

ARTICLE 7 – REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that:

7.1 The Seller is the legal and beneficial owner of the Sale Shares and has full title and power to dispose of the Sale Shares.

7.2 The Sale Shares are free from any liens, charges, encumbrances, claims or third-party rights.

7.3 The execution and performance of this Agreement by the Seller do not violate any law, regulation, court order or contractual obligation owed to any third party.

ARTICLE 8 – REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that:

8.1 The Buyer has full power and authority to execute and perform this Agreement.

8.2 The Buyer has sufficient financial resources to satisfy its obligation to pay the Purchase Price under Article 3.

8.3 The execution and performance of this Agreement by the Buyer do not violate any law, regulation, court order or contractual obligation owed to any third party.

ARTICLE 9 – TAXES AND EXPENSES

9.1 Hong Kong stamp duty payable on the transfer of the Sale Shares under this Agreement shall be borne equally buyer and seller

9.2 Except as otherwise provided herein, each party shall bear its own costs and expenses incurred in connection with the negotiation, preparation and performance of this Agreement.

ARTICLE 10 – DEFAULT AND INDEMNITY

10.1 If the Buyer fails to pay the Purchase Price on the due date, the Buyer shall pay interest on the overdue amount at the rate of 3% per annum from the due date until the date of actual payment.

10.2 If either party breaches any other provision of this Agreement, the non-breaching party shall be entitled to claim compensation for all losses suffered as a result.

ARTICLE 11 – GOVERNING LAW AND DISPUTE RESOLUTION

11.1 The interpretation, validity and performance of this Agreement shall be governed by the laws of the Hong Kong Special Administrative Region.

11.2 Any dispute arising out of or in connection with this Agreement shall first be settled through friendly negotiation between the parties. If negotiation fails, either party may submit the dispute to the Hong Kong International Arbitration Centre (HKIAC) for arbitration in accordance with the HKIAC Administered Arbitration Rules in force at the time of the arbitration. The place of arbitration shall be Hong Kong, and the language of arbitration shall be English. The arbitral award shall be final and binding on both parties.

ARTICLE 12 – GENERAL PROVISIONS

12.1 This Agreement, together with the Settlement Deed and the documents delivered under it, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, understandings and arrangements between the parties relating thereto.

12.2 Any amendment, modification or supplement to this Agreement shall be in writing and duly executed by both parties.

12.3 If any provision of this Agreement is held by a competent court or arbitral tribunal to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

12.4 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and assigns.

12.5 Regulatory and Stock Exchange Matters

Notwithstanding anything to the contrary in this Agreement, the Seller shall not be obligated to complete the transactions contemplated by this Agreement if the Seller determines in good faith, after consultation with its legal or other professional advisers, that Completion would violate, or would reasonably be expected to result in a violation of, any applicable law, rule or regulation, the rules or requirements of The Nasdaq Stock Market LLC or any other applicable securities exchange or regulatory authority, or any applicable requirement relating to transactions with related parties.

If, prior to Completion, any required corporate, shareholder, governmental, regulatory or stock exchange approval has not been obtained, or any governmental, regulatory or stock exchange authority objects to, prohibits or materially restricts the transactions contemplated by this Agreement, the Seller may postpone Completion for a reasonable period to address such matter or terminate this Agreement by written notice to the Buyer, in each case without liability to the Buyer, except in respect of any antecedent breach by the Seller.

Nothing in this Agreement shall require either party to take any action that would be unlawful or to waive any approval, consent or authorization that is required under applicable law, regulation or the rules of any applicable securities exchange.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER: Millennium Strategic International Limited

Signature:	/s/ Lai Ming Hung Matthew
Name:	Lai Ming Hung Matthew
Title:	Director
Date:	August 27, 2026

BUYER: Yee Cheong (1926) Enterprise Company Limited

Signature:	/s/ Lai Yau Chi
Name:	Lai Yau Chi
Title:	Director
Date:	Lai Ming Hung Matthew

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